Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of January 1, 2011, by and between COMMUNITY MUTUAL SAVINGS BANK, a New York savings bank having its executive offices at 123 Main Street, White Plains, New York 10601 (“Bank”) and JOHN RITACCO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been elected to serve the Bank in the capacity of President and Chief Executive Officer; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

Section 1. Employment.

The Bank agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2. The Employment Period hereunder shall be for an initial term of two (2) years beginning on January 1, 2011 and ending on December 31, 2012, and during the period of any additional extensions described in section 2(b) (the “Employment Period”).

(b) The Board of Directors of the Bank shall conduct an annual review of the Executive’s performance during the first calendar quarter of each calendar year beginning with the first annual anniversary of the Employment Commencement Date (each, an “Anniversary Date”). Following the Board’s review, the Board may elect to extend the term of this Agreement for an additional one (1) year period beyond the date on which it would otherwise have expired, by providing written notice of renewal to the Executive no later than March 31 of the year in which its term is scheduled to end. If, between March 1 and March 15th of the year in which the Agreement’s term is scheduled to end, the Executive sends a written notice by e-mail and regular mail substantially in the form attached as Exhibit “A” to this Agreement, and the Board does not notify the Executive in writing by March 31 of such year that the Board is renewing or not renewing the Agreement, then the term of this Agreement shall be extended for an additional one year without any action on the part of the Company or the Executive. The Executive shall have the right to require the Company to issue a letter to the Executive specifying the extension date in accordance with the prior sentence. One year extensions due to action or non-action by the Board shall be successive.

(c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the greater of eighteen (18) months and the period beginning on such date and ending on the last day of the Employment Period (determined by taking into account any extension or extensions pursuant to Section 2(b) hereof).

(d) Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Employment Period. Any continuation of the Executive’s employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Bank and the Executive agree otherwise.

Section 3. Duties.

The Executive shall serve as President and Chief Executive Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, periods of illness or approved leaves of absence and the activities covered by section 7 of this Agreement) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank. The Executive shall be entitled to four (4) weeks vacation per year.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary at an initial annual rate of THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($325,000), payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve an increase in the Executive’s annual rate of salary. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board, as applicable, may determine from time to time; provided, however, that the Executive shall be paid (i) a bonus of FORTY-FIVE THOUSAND DOLLARS ($45,000) in January of each year during the Employment Period provided the Executive is employed by the Bank on such date; and (ii) an additional incentive bonus pursuant to the Bank’s incentive bonus plan payable on or before March 15 of each year during the Employment Period if the Executive has, during the twelve (12) month period ending on the preceding December 31st, achieved those performance objectives set forth to the Executive by the Bank for such period. The Board shall during the first calendar quarter of each year after 2008 conduct a review of the Executive’s salary and benefits then in effect and will make such adjustments as the Board deems appropriate in order to ensure that such salary and benefits are commensurate with those paid by publicly-traded peer institutions and will provide to the Executive the best purchase priority permissible under applicable law.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and consistent with the Bank’s customary practices. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for so long as the Executive is subject for suit on claims related to his performance of the duties described in section 3 of this Agreement, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage provided to other officers and directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for so long as the Executive is subject to suits, claims or proceedings (other than frivolous ones) related to his performance of the duties described in section 3 of this Agreement, the Bank shall defend and indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures associated with such suits, claims and proceedings and shall advance to him or for his benefit all expenses incurred by him in any such suit, proceeding or claim, including any investigation but any defense and indemnification provided under this section 6 shall be limited by 12 CFR Section 545.121.

(c) The Executive and the Bank agree that the benefits described in this section 6 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) as certain indemnification and liability insurance plans.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services, and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall provide to the Executive for his exclusive use an automobile owned or leased by the Bank and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as the Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. The Bank shall issue appropriate tax reporting forms to the IRS for any personal use of the Executive’s automobile.

Section 9. Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described in section 9(b) herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

(i) the Executive’s resignation for Good Reason from employment with the Bank within six (6) months following any of the following events, provided that Executive has given the Bank written notice of the event alleged to be Good Reason within 90 days after its occurrence and that the Bank has not fully and reasonably cured the occurrence within thirty (30) days after receiving such written notice of it from the Executive:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the position stated in section 3 of this Agreement or the failure to elect or re-elect him as trustee of the Bank;

(B) the expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s organization certificate or By-Laws, or the Bank’s state charter or By-Laws, action of the Board or otherwise, to vest in the Executive, or continue to allow the Executive to perform, without material change or diminution, the functions, duties, or responsibilities prescribed in section 3 of this Agreement; or

(C) the Bank’s material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time or any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package);

(D) the relocation of the Bank’s offices at which the Executive is principally employed to a location more than forty (40) miles from such offices;

(E) any purported termination of the Executive’s employment in a manner inconsistent with section 10 of this Agreement;

(ii) the termination by the Bank of the Executive’s employment with the Bank for any other reason not described in section 9(a) other than a termination of the Executive’s employment for “cause” or disability as discussion in section 10 hereto; or

(iii) subject to the provisions of section 10, the termination of the Executive’s employment for any other reason;

then, the Bank shall provide the benefits and pay to the Executive the amounts described in section 9(b).

(b) Upon the termination of the Executive’s employment with the Bank under circumstances described in section 9(a) of this Agreement, the Bank shall, subject to Employee’s execution of a general release of claims in a form reasonably satisfactory to the Bank, pay and provide to the Executive (or, in the event of his death, to his estate):

(i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Bank which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment as determined consistently with Treasury Regulation Section 1.409A-1(h)(1)(ii);

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by the Bank for their officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability coverage plans under the plans and programs maintained by the Bank for similarly situated employees until the earlier to occur of:

(A) the date the Executive first becomes eligible for such benefit coverage plans under the plans or programs maintained by a subsequent employer; or

(B) the date the Remaining Unexpired Employment Period terminates;

(iv) an amount (the “Salary Severance Payment”) equal to the greater of (1) the Executive’s annual salary at the rate in effect immediately prior to his termination of employment, or (2) the salary that the Executive would have earned if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Bank payable in a lump sum payment with no present value applied, such Salary Severance Payment to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination; and

(v) an amount equal to the highest annual cash bonus achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”).

The Bonus Severance Payment shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank which the Executive might otherwise have and shall be payable in a lump sum with no present value applied.

The payments described in sections 9(b)(iv) and 9(b)(v) shall be made within 2 1/2 months following the end of the taxable year of the Executive or the Bank, whichever is longer, in which the termination event occurs.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), 9(b)(iv), and 9(b)(v) on the receipt of (i) the Executive’s resignation from any and all positions which he holds as an officer, trustee, director or committee member with respect to the Bank or any subsidiary or affiliate of either of them and (ii) a release of claims (other than claims for indemnification and vested and accrued benefits) in favor of the Bank in a form reasonably satisfactory to the Bank; provided that any such release agreement shall be provided to the Executive within ten days after his termination of employment and must become effective and irrevocable within sixty (60) days thereafter.

(c) The Executive and the Bank acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Bank agree that the termination benefits described in sections 9(b)(i), 9(b)(iv) and 9(b)(v) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals and the termination benefits described in this section 9(b)(iii) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 10. Termination without Additional Bank Liability.

In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean a discharge of the Executive due to the Executive’s (i) fraud, (ii) willful misconduct involving material job responsibilities, (iv) breach of fiduciary duty involving personal profit, (v) intentional failure to perform his customary and standard duties under this Agreement, (vi) conviction of a willful violation of any law, rule or regulation (other than traffic violations or similar offenses) which materially and adversely affects the Bank’s business or the Executive’s ability to perform his customary and standard duties under this Agreement or violation of any final cease and desist order , or (vii) any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(b) the Executive’s voluntary resignation from employment with the Bank for reasons other than those specified in section 9(a);

(c) the Executive’s death; or

(d) a determination that the Executive is eligible for and shall receive long-term disability benefits under the Bank’s long-term disability insurance program;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of the portion, if any, of the salary earned by the Executive through the date of his termination of employment with the Bank which remains unpaid as of such date and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained by, or covering employees of, the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

Section 11. Termination Upon or Following a Change of Control.

(a) A Change of Control of the Bank (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Bank with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Bank; or

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Bank do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Bank on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Bank after the date of this Agreement either:

(a)	upon election to serve as a member of the Board of Directors of the Bank by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(b)	upon election by the shareholders of the Board of Directors of the Bank to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Bank, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Bank.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank by any affiliated company, or by any employee benefit plan maintained by the Bank or due to a mutual to stock conversion of the Bank (irrespective of the amount of ownership sold in such stock conversion). For purposes of this section 11(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of the Executive’s resignation after the occurrence of a Change of Control for any reasons listed in section 9(a), he shall be entitled to receive the benefits described in section 9(b).

Section 12. Protective Covenants

(a) Non-Competition. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank prior to the expiration of the Employment Period, for a period of one (1) year following the date of his termination of employment with the Bank, he shall not, without the written consent of the Bank, become an officer, employee, or consultant of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding Bank, any other entity engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity having an office located within Westchester County; provided, however, that this section 12(a) shall not apply if the Executive is entitled to the benefits described in section 11 hereof or if the institution is located within Westchester County and has total assets of $500 million or less as reported in such institution’s call reports.

(b) Confidentiality. Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its affiliates, in the course of his employment concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 12(b) shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(c) Solicitation. The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(ii) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans;

(iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(d) Survival of the Section 12 Provisions. The provisions of this section 12 shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenant.

Section 13. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or such other employee benefit plans or programs, as may be maintained by, or cover employees of, the Bank from time to time. Except as otherwise provided under this Agreement, the Executive’s rights under such plans and programs shall be determined under the governing documents of such plans and programs.

Section 14. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such assumption of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

Section 15. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Executive:

To the most recent address listed for the Executive in the Bank’s records.

If to the Bank:

Community Mutual Savings Bank

123 Main Street

White Plains, NY 10601

Attention: Board of Trustees

with a copy to:

Paul Hastings Law Firm

875 15th St., N.W., Suite 800

Washington, D.C. 20005

Attention: V. Gerard Comizio, Esq.

Section 16. Indemnification for Attorneys’ Fees.

To the maximum extent permitted by applicable law, the Bank shall indemnify, hold harmless and defend the Executive against reasonable attorneys’ fees and expenses incurred by him in connection with or arising out of any mediation, action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or of a mediator in a mediation proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. In addition, upon the execution of this Agreement, the Bank shall pay the Executive’s reasonable attorneys’ fees negotiating this Agreement, not to exceed $5,000 provided that the Bank has received, or is provided, an itemized account of such expenses in such form as the Bank may reasonably require prior to the payment thereof.

Section 17. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 18. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 19. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 20. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the internal laws of the State of New York applicable to contracts entered into among parties all of whom are citizens and residents of the State of New York and to be performed entirely within the State of New York, irrespective of the actual citizenship or residency of the parties.

Section 21. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 22. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 23. Non-duplication.

In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Bank hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Bank and all of its direct or indirect subsidiaries, including the Bank.

Section 24. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof exceed the three (3) times the Executive’s average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five (5) consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five (5) calendar years).

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Bank and the Executive shall not be affected.

Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

Notwithstanding anything herein contained to the contrary, all obligations hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS or his or her designee at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

Notwithstanding anything herein contained to the contrary, the Board may terminate the Executive’s employment at any time, but any termination by the Board other than a termination for “cause” (as such term is defined in section 10(a) hereof), shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after a termination for “cause” (as such term is defined in section 10(a) hereof).

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 25. Bank and Affiliates.

The Bank may satisfy its obligations under this Agreement either directly or indirectly through one (1) or more direct or indirect subsidiaries or affiliates. The Executive agrees that this Agreement requires that the Executive make his services available to the Bank and its direct or indirect subsidiaries or affiliates as determined by the Board of Directors of the Bank within the terms and conditions set forth in this Agreement.

Section 26. Payments to Key Employees.

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a specified employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section 11(a), the payment shall be paid into a rabbi trust for the benefit of the Executive as if the six (6)-month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under Section 409A.

Section 27. Involuntary Termination Payments to Employees (Safe Harbor).

Only to the extent the Bank determines that this Section is reasonably available under Section 409A of the Code, in the event a payment is due to Executive upon an involuntary termination of employment, as deemed pursuant to this Agreement and Section 409A, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such

Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in section 26 of this Agreement. The Executive and the Bank agree that the termination benefits described in this section 27 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

Section 28. Effective Date.

This Agreement shall become effective (the “Effective Date”) as of January 1, 2011, subject to its execution by both parties on or before December 31, 2010. The Company and the Executive each hereby acknowledge and agree that the terms of this Agreement as restated herein shall have no force or effect prior to such Effective Date and execution, and that this Agreement shall supersede and nullify the employment agreement effective January 1, 2008 between the parties.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, effective as of the date set forth above.

/S/ JOHN RITACCO
John E. Ritacco

Community Mutual Savings Bank

By	/S/ THOMAS FERRARA
	Name:	Thomas G. Ferrara
	Title:	Chairman of the Board

[Seal]

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Exhibit “A”

[Date – between March 1 and 15]

Sent vial E-mail and Regular Mail

                    , Chairman of the Board

    of CMS Bancorp, Inc. and

    of Community Mutual Savings Bank

[Chairman’s Home Address]

Subject:	Extending the Term of CEO’s Employment Agreement –
March 31st Deadline for Board Decision

Dear                     :

Pursuant to the terms and conditions of my separate employment agreements with CMS Bancorp, Inc. and Community Mutual Savings Bank (together, the “Agreements”), I am providing notice hereunder that a decision is required on or before March 31st of this year with respect to whether or not the term of the Agreements shall be extended by an additional year beyond December 31st of this year. The sending of this single combined notice is effective under both Agreements.

If I do not receive written notice from you on or before March 31st of this year, the Agreements will be extended for an additional year beyond this December 31st (in accordance with the terms and conditions of the Agreements).

Sincerely,

John Ritacco, in my personal capacity

cc:	Gerard Comizio, Esq. of Paul Hastings Law Firm (legal counsel to CMSB)
(e-mail and regular mail)

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